Mercury Select Growth Fund of the
Mercury Funds, Inc.
Series No. 7
File No. 811-8797

Item No. 77M (Mergers) -- Attachment



During the fiscal semi-annual period ended September 30, 2000, the Mercury Select Growth Fund of the Mercury
Asset Management Funds, Inc. (the "Registrant"), acquired substantially all of the assets and assumed substantially all of the liabilities of Turner Large Cap Growth Equity Fund (the "Turner Fund") of the TIP Funds, File No. 811-7527.


On February 25, 2000, the Turner Fund's Board of Trustees approved an Agreement and Plan of Reorganization (the "Reorganization"). The Reorganization refers collectively to (i) the transfer of substantially all of the assets and liabilities of the Turner Fund to the Registrant; (ii) the opening of shareholder accounts with the Registrant and the credit to those accounts of a number of Class I shares of the Registrant equal to the number of Turner Fund shares owned by shareholders immediately prior to the completion of the Reorganization; (iii) the further transfer by the Registrant to the Mercury Master Select Growth Portfolio of the Mercury Asset Management Master Trust (File No. 811-9049) of the assets acquired and certain liabilities assumed from the Turner Fund in exchange for an equal value of interest in the Mercury Master Select Growth Portfolio; and (iv) the termination of the Turner Fund as a series of the TIP Funds.


In connection with the Reorganization, on March 10, 2000, the Registrant filed a Registration Statement on Form N-14,
 File Nos. 333-32198 and 811-8797 (the "N-14 Registration
Statement"). The N-14 Registration Statement contained the proxy materials soliciting the approval of the Reorganization by the shareholders of the Turner Fund.
The N-14 Registration Statement was declared effective by the Commission on April 10, 2000. Post-Effective
Amendment No. 1 was filed on April 28, 2000.


The shareholders of the Turner Fund approved the Reorganization at a special meeting of shareholders on June
9, 2000. On June 16, 2000 (the "Reorganization Date"), pursuant to the Agreement, the Turner Fund transferred assets valued at $45,643,223.15 to the Registrant and received in exchange 1,678,554.175 Class I shares of the Registrant. Such shares were then distributed to the shareholders of the Turner Fund on that date in proportion to each shareholder's interest in the assets transferred. The Turner Fund, a series of the TIP Funds, ceased offering its shares as of the Reorganization Date.